As filed with the Securities and Exchange Commission on August 9, 2019

Registration No. 333-207233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INSEEGO CORP.

(Exact name of Registrant as specified in its charter)

Delaware	81-3377646
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12600 Deerfield Parkway, Suite 100

Alpharetta, GA 30004

(Address of Principal Executive Offices)(Zip Code)

Inseego Corp. 2018 Omnibus Incentive Compensation Plan

Inseego Corp. 2015 Incentive Compensation Plan

(Full title of the plan(s))

Stephen Smith

Executive Vice President and Chief Financial Officer

Inseego Corp.

9605 Scranton Road, Suite 300

San Diego, CA 92121

(Name and address of agent for service)

(858) 812-3400

(Telephone number, including area code, of agent for service)

Copy To:

Teri O’Brien, Esq.

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 filed by Inseego Corp., a Delaware corporation (the “Registrant”), relates to the Registration Statement on Form S-8 (File No. 333-207233) that was filed by Novatel Wireless, Inc., a Delaware corporation (“Novatel Wireless”), with the Securities and Exchange Commission (“Commission”) on October 1, 2015 (as amended, the “Registration Statement”), with respect to (i) 2,323,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the Novatel Wireless, Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “Incentive Plan”), and (ii) 4,000,000 shares of the Registrant’s Common Stock, reserved for issuance under the Novatel Wireless, Inc. 2015 Incentive Compensation Plan (the “2015 Plan” and, together with the Incentive Plan, the “Prior Plans”). The Registration Statement also covers any additional securities that may from time to time become issuable under the Prior Plans to prevent dilution resulting from stock splits, stock dividends, recapitalizations, or similar transactions. Each share of the Common Stock registered hereunder includes Series D Preferred Stock purchase rights pursuant to the rights agreement, dated as of January 22, 2018, between the Registrant and the rights agent named therein (the “Rights”). The Rights currently cannot trade separately from the underlying Common Stock.

On November 9, 2016, the Registrant filed Post-Effective Amendment No. 1 to the Registration Statement to reflect the fact that pursuant to an internal reorganization, the Registrant had acquired Novatel Wireless and each outstanding share of capital stock of Novatel Wireless had been converted into a share of capital stock of the Registrant having the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions, as the share of capital stock being converted. The Registrant is deemed to be the successor issuer of Novatel Wireless under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Immediately following the reorganization, the Registrant entered into a Compensation Plan Agreement with Novatel Wireless pursuant to which the Registrant assumed all of Novatel Wireless’s rights and obligations under all of its employee benefit plans, agreements and arrangements, equity incentive plans and sub-plans and related agreements, including obligations with respect to the outstanding shares pursuant to the Prior Plans.

On April 30, 2019, the board of directors of the Registrant (the “Board”) approved the termination of the 2015 Plan in accordance with the terms of the plan. At the time that it was terminated, there were 2,053,085 shares of Common Stock remaining available for issuance under the 2015 Plan (the “Unused Shares”). The Board simultaneously approved an amendment of the Incentive Plan (which is now called the Inseego Corp. 2018 Omnibus Incentive Compensation Plan) to increase the number of the shares authorized for issuance under such plan by the number of Unused Shares. The termination of the 2015 Plan does not affect the rights of any participants holding outstanding awards on the date of termination and such awards continue to be governed by the terms of the 2015 Plan. No additional awards will be made under the 2015 Plan.

On June 26, 2019 (the “Effective Date”), at the 2019 Annual Meeting of Stockholders of the Registrant, the Registrant’s stockholders approved the amendment of the Incentive Plan to increase the number of the shares authorized for issuance under such plan by the number of Unused Shares.

The Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, to reflect that, as of the Effective Date, the Unused Shares may be issued under the Incentive Plan and to file as an exhibit hereto a copy of the Incentive Plan and a new opinion as to the validity of the Unused Shares that may be issued under the Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees who participate in the Incentive Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, and shall be deemed to be a part hereof:

(a)     the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 12, 2019, and the amendment thereto filed on Form 10-K/A on April 30, 2019;

(b)     the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the Commission on May 9, 2019;

(c)     the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, filed with the Commission on August 9, 2019;

(d)    the Registrant’s Current Reports on Form 8-K filed with the Commission on March  29, 2019 and June 26, 2019; and

(e)     the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 29, 2000, including any amendments or reports filed for the purpose of updating such description, as amended by the Registrant’s Current Report on Form 8-K, dated November 9, 2016.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that: (i) to the extent that a present or former or director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Our Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, our directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of the directors’ fiduciary duties. This provision in our Amended and Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article 6 of our Amended and Restated Bylaws provides that we will indemnify, to the maximum extent and in the manner permitted by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith.

In addition to the above, we have entered into indemnification agreements with each of our directors and executive officers (each, an “Indemnitee”). In general, the indemnification agreements provide that, subject to certain limitations, the Registrant will indemnify and hold harmless each Indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee or on such Indemnitee’s behalf, in connection with certain pending, completed or threatened proceedings, as defined in the indemnification agreements, if the Indemnitee acted in good faith and reasonably in the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. We also have directors’ and officers’ liability insurance, which provides coverage against certain liabilities that may be incurred by our directors and officers in their capacities as directors and officers of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable

Item 8.	Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Exhibit Number
4.1	Amended and Restated Certificate of Incorporation.	8-K	November 9, 2016	3.1
4.2	Certificate of Designation of Series D Junior Participating Preferred Stock of Inseego Corp.	8-K	January 22, 2018	3.1
4.3	Amended and Restated Bylaws.	8-K	November 9, 2016	3.2
4.4	Form of Inseego Corp. Common Stock Certificate.	8-K	November 9, 2016	4.1
10.1	Inseego Corp. 2018 Omnibus Incentive Compensation Plan.	8-K	June 26, 2019	10.1
5.1*	Opinion of Paul Hastings LLP.
23.1*	Consent of Paul Hastings LLP (included in Exhibit 5.1).
23.2*	Consent of Independent Registered Public Accounting Firm (Marcum LLP).
23.3*	Consent of Independent Registered Public Accounting Firm (Mayer Hoffman McCann P.C.).
24.1*	Power of Attorney (included on signature page).

*	Filed herewith

Item 9.	Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 2 to Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 9th day of August, 2019.

INSEEGO CORP.

By:	/s/ Stephen Smith
Stephen Smith Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan Mondor and Stephen Smith, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to sign any and all additional registration statements relating to the registration statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Dan Mondor	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	August 9, 2019
Dan Mondor

/s/ Stephen Smith	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2019
Stephen Smith

/s/ James B. Avery	Director	August 9, 2019
James B. Avery

/s/ Brian Miller	Director	August 9, 2019
Brian Miller

/s/ Robert Pons	Director	August 9, 2019
Robert Pons

/s/ Jeffrey Tuder	Director	August 9, 2019
Jeffrey Tuder